Exhibit 99.2

Risks Related to our Recent Acquisition of Cobalt

Our results after the acquisition of Cobalt may suffer if we do not effectively manage our expanded operations following the acquisition.

The size of our business has increased significantly as a result of our acquisition of Cobalt. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of additional operations and associated increased costs and complexity. There can be no assurances we will be successful or that we will realize the expected benefits currently anticipated from the acquisition of Cobalt.

We have and will continue to incur significant acquisition-related integration costs in connection with the acquisition of Cobalt and significant transaction expenses in connection with the negotiation and consummation of the acquisition of Cobalt and the related financing transactions.

We are currently implementing a plan to integrate the operations of Cobalt. In connection with that plan, we anticipate that we will incur certain non-recurring charges in connection with the integration of Cobalt; however, we cannot identify the timing, nature and amount of all such charges as of the date of this prospectus supplement. Further, we have incurred significant transaction costs relating to negotiating and completing the acquisition of Cobalt. These integration costs and transaction expenses will be charged as an expense in the period incurred. The significant transaction costs and integration costs could materially affect our results of operations in the period in which such charges are recorded. Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, will offset incremental transaction and integration costs over time, this net benefit may not be achieved in the near term, or at all.

The Cobalt business may underperform relative to our expectations.

We may not be able to maintain the levels of revenue, earnings or operating efficiency that we and Cobalt have achieved or might achieve separately. The business and financial performance of Cobalt are subject to certain risks and uncertainties, including the risk of the loss of, or changes to, its relationships with its dealers and suppliers, increased product liability and warranty claims, and negative publicity or other events that could diminish the value of the Cobalt brand. We may be unable to achieve the same growth, revenues and profitability that Cobalt has achieved in the past.

The pro forma financial information incorporated by reference into this prospectus may not be indicative of our future results.

The pro forma financial information we have incorporated by reference into this prospectus may not reflect what our results of operations, financial position and cash flows would have been after giving effect to the acquisition of Cobalt and the related financing during the periods presented or be indicative of what our results of operations, financial position and cash flows may be in the future. We have made adjustments based upon available information and made assumptions that we believe are reasonable to reflect these factors, among others, in the pro forma financial information. However, our assumptions may not prove to be accurate and, accordingly, the pro forma information may not be indicative of what our results of operations, cash flows or financial condition actually would have been after giving effect to the acquisition of Cobalt and the related financing nor be a reliable indicator of what our results of operations, cash flows and financial condition actually may be in the future.

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